Exhibit 99.1

Media Contact	Investor Contact
Ed Steadham 203-578-2287	Terry Mangan 203-578-2318
esteadham@websterbank.com	tmangan@websterbank.com

Webster Announces Organizational Changes and Promotions

WATERBURY, Conn., June 26, 2008 — Webster Financial Corporation (NYSE: WBS) announced today expanded roles for certain members of its executive team effective at the end of June as William T. Bromage prepares to step down as president and chief operating officer. Webster’s chairman and Chief Executive Officer, James C. Smith, will add the title of president.

Senior Executive Vice President and Chief Financial Officer Gerald P. Plush will assume additional duties as chief risk officer with oversight for both operational and credit risk matters, with the latter function also reporting indirectly to Mr. Smith.

Smith stated: “As we continue to execute our strategic plan and begin implementation of our “OneWebster” earnings optimization program, coordination of risk management will complement the work of the chief financial officer.” To assist Plush with Webster’s accounting duties, Senior Vice President Douglas O. Hart has been named principal accounting officer for both Webster Bank and Webster Financial Corporation, reporting to Plush.

Executive Vice President Michelle M. Crecca has been appointed chief marketing officer reporting to the chairman and CEO. Crecca joined Webster in 2006 as head of consumer lending where she oversaw new originations, portfolio management and collections. In her new duties Crecca will lead all of Webster’s marketing activities including branding, market research, database marketing, product development and the internet. In welcoming Crecca to her new responsibilities Jim Smith said: “I am delighted that Michelle will bring her experience, talent and energy to this critical challenge as we realize our vision to be New England’s bank.”

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Webster Financial Corporation is the holding company for Webster Bank, National Association. With $17.2 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 181 banking offices, 484 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.WebsterOnline.com.